UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 23, 2024

BEASLEY BROADCAST GROUP, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-29253	65-0960915
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3033 Riviera Drive, Suite 200, Naples, Florida 34103

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (239) 263-5000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.001 per share	BBGI	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 23, 2024, Marie Tedesco notified Beasley Broadcast Group, Inc. (the “Company”) of her retirement as Chief Financial Officer and Executive Vice President of the Company, effective November 1, 2024.

On October 23, 2024, the Board of Directors of the Company appointed Lauren Burrows Coleman to serve as Chief Financial Officer and Executive Vice President of the Company, effective November 1, 2024. Ms. Coleman most recently served as Global Head of Strategic Corporate and Commercial Finance at Wayfair Inc. from 2022 to 2024, where she led a global team across various financial planning, corporate and tax functions. Ms. Coleman served in other leadership roles at Wayfair Inc. from 2019 to 2022. Prior to Wayfair, Ms. Coleman held leadership roles at WindSail Capital Group LLC from 2014 to 2017, and GE Capital from 2012 to 2014.

There is no arrangement or understanding between Ms. Coleman and any other person pursuant to which she was selected Chief Financial Officer and Executive Vice President of the Company, there is no family relationship between Ms. Coleman and any director or officer of the Company, and Ms. Coleman is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K.

Employment Agreement of Lauren Burrows Coleman

In connection with her appointment as Chief Financial Officer, on October 23, 2024 the Company entered into an employment agreement with Ms. Coleman. The employment agreement provides that Ms. Coleman will serve as Chief Financial Officer and Executive Vice President and has an initial term that expires on November 1, 2027, subject to automatic renewal for successive one year periods unless either party provides at least 90 days written notice of non-renewal. The employment agreement entitles Ms. Coleman to an annual base salary of $450,000 and the opportunity to earn an annual performance-based bonus award targeted at 100% of Ms. Coleman’s base salary, with a minimum annual bonus of $112,500 guaranteed each year, and pro-rated for calendar year 2024. Ms. Coleman is also entitled to a one-time cash sign-on bonus of $150,000, which sign-on bonus is subject to repayment if Ms. Coleman’s employment is terminated for cause or she resigns, in either case, prior to November 1, 2025 and an additional bonus of $250,000, payment of which is subject to the successful refinancing of the Company’s debt on or before December 31, 2026 (or such other date agreed to by Ms. Coleman and the Company). The employment agreement also provides for an initial restricted stock unit award of 15,000 restricted stock units. The restricted stock units will vest in substantially equal installments on each of November 1, 2025, 2026 and 2027, subject to Ms. Coleman’s continued employment through each vesting date.

If Ms. Coleman’s employment is terminated by the Company without “cause” or by Ms. Coleman for “good reason” (as such terms are defined in the employment agreement), then subject to Ms. Coleman executing a release of claims, Ms. Coleman will be entitled to receive base salary payments for six months following termination and reimbursement for COBRA premiums for up to six months; provided that, if such a termination of employment occurs in connection with or on or within two years following a “change in control” (as defined in the employment agreement), then Ms. Coleman will be entitled to receive, in lieu of the amounts described above, a lump sum severance payment equal to 12 months of her annual base salary and reimbursement for COBRA premiums for up to 12 months following termination.

The employment agreement also contains confidentiality provisions and certain restrictive covenants, including a non-competition covenant covering six months following termination and non-solicitation covenants covering 12 months following termination.

The foregoing summary of the employment agreement does not purport to be complete and is qualified by reference to the full text of the employment agreement, which is filed as Exhibit 10.1 hereto and which is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On October 23, 2024, the Company issued a press release announcing the retirement of Ms. Tedesco and the appointment of Ms. Coleman as Chief Financial Officer.

The information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that Section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Executive Employment Agreement dated as of October 23, 2024 between Beasley Broadcast Group, Inc. and Lauren Burrows Coleman.

99.1	Press Release Dated October 23, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEASLEY BROADCAST GROUP, INC.

Date: October 25, 2024	By:	/s/ Caroline Beasley
Caroline Beasley
Chief Executive Officer

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